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Exhibit 3

INSTRUMENTATION LABORATORY S.p.A.

January 27, 2006

The Bank of New York
ADR Division
101 Barclay Street, 22-W
New York, New York 10286

Ladies and Gentlemen:

We refer to (i) the Registration Statement on Form F-6, File Number 333-5702 (the "Registration Statement"), relating to American Depositary Shares ("ADSs") representing ordinary shares of Instrumentation Laboratory S.p.A. (the "Company"); (ii) the Deposit Agreement dated as of October 31, 1996, as amended (the "Deposit Agreement") among the Company, The Bank of New York, as depositary (the "Depositary" or "you"), and all Owners and Beneficial Owners from time to time of American Depositary Receipts ("ADRs") issued thereunder evidencing ADSs; and (iii) the offer by Izasa Distribuciones Técnicas S.A. ("Izasa") to purchase any and all of the outstanding ADSs of the Company pursuant to an Offer to Purchase to be filed with the U.S. Securities and Exchange Commission on or about February 1, 2006 (the "Tender Offer"). Except as otherwise defined in this letter agreement ("Letter Agreement"), capitalized terms shall have the meanings set forth in the Deposit Agreement.

        1.     We hereby confirm that we have requested you, and you hereby agree, to take the following actions:

          (i)    refuse any further deposits of Shares under the Deposit Agreement and cease the offering and issuance of ADSs as of the close of business on the third trading day following the earlier of (A) the termination of the Tender Offer and (B) the announcement of the results of the Tender Offer;

          (ii)   file, on or about the business day following the cessation of the offering of ADSs referred to in clause (i) above, on behalf of the legal entity created by the Deposit Agreement for the issuance of ADRs, a post-effective amendment to the Registration Statement deregistering all remaining ADSs registered on the Registration Statement that have not been issued;

          (iii)  enter, immediately after filing of the post-effective amendment referred to in clause (ii) above, into an amendment to the Deposit Agreement in the form of Annex A to this letter;

          (iv)  terminate the Deposit Agreement, as amended, by mailing to all Owners of ADRs then outstanding, on the date of the post-effective amendment referred to in clause (iii) above, notice of such amendment to the Deposit Agreement and termination, to become effective 30 days after the date of that notice.

        2.     The Depositary hereby agrees that, as soon as practicable after the expiration of the period set forth in Section 6.02 of the Deposit Agreement, as amended, after which the Depositary may sell the Deposited Securities then held under the Deposit Agreement (the "Surrender Period"), the Depositary shall offer to sell all the deposited Shares to Izasa for a price of U.S.$0.98 per Share (the "Purchase Price") and, if that offer is accepted by Izasa, shall then sell all the deposited Shares to Izasa for the Purchase Price. Notwithstanding the previous sentence, if any person offers, before the expiration of the Surrender Period, to purchase all the deposited Shares from the Depositary for a price higher than U.S.0.98 per Share plus the amount, on a per-Share basis, of any cancellation fee payable to the Depositary upon the surrender of the ADSs representing those Shares (a "Higher Third-Party Offer"), the Depositary shall promptly notify Izasa of each such Higher Third-Party Offer and shall in each case give Izasa the right to acquire the deposited Shares at a price higher than that offered in the Higher Third-Party Offer within the later of (i) 5 business days after such notification and (ii) one business day after the end of the Surrender Period. If Izasa does not purchase the deposited Shares pursuant to this paragraph 2, then the Depositary may consummate the Higher Third-Party Offer.

        3.     Izasa will pay the Depositary a fee of up to $0.02 per ADS ("Cancellation Fee") upon the surrender by Izasa of any ADRs for the purpose of withdrawal of the Deposited Securities after the cessation of the Tender Offer. In addition, if the Deposited Securities are sold to Izasa pursuant to paragraph 2. above, Izasa will pay the Depositary the Cancellation Fee for the ADRs representing such Deposited Securities (i.e., fees that otherwise would be payable by Owners of ADRs upon the withdrawal of the net sale proceeds from such sale).

        The Depositary hereby agrees that it will not charge any ADR holder the cancellation fee set forth in subsection (5) of Section 5.09 of the Deposit Agreement or any other similar fee in connection with any surrender of ADRs that occurs (i) in connection with the Tender Offer or (ii) subsequent to the purchase by Izasa under paragraph 2 above.

        4.     In consideration of the Depositary's agreement to take the actions referred to in this letter, the Company hereby undertakes that it will indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense that may arise out of or in connection with acts performed or omitted pursuant to the instructions referred to in this letter (i) by the Depositary or a Custodian or their respective directors, employees, agents or affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its directors, employees, agents or affiliates.

        5.     This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        Nothing in this letter is intended, nor shall it be construed, to amend any term of the Deposit Agreement.

Very truly yours,
INSTRUMENTATION LABORATORY S.p.A.
By:	/s/ JOSÉ LUIS MARTÍN
Name: José Luis Martín
Title: Senior Vice President & CFO

IZASA DISTRIBUCIONES TECNICAS S.A.
By:	/s/ JOSÉ LUIS MARTÍN
Name: José Luis Martín
Title: Senior Vice President & CFO

Acknowledged and agreed
as of January 31, 2006:

THE BANK OF NEW YORK, As Depositary
By:	/s/ DAVID S. STUEBER
	Name:	David S. Stueber
	Title:	Managing Director

Annex A

        [FORM OF] AMENDMENT TO DEPOSIT AGREEMENT dated as of [                    ] (this "Amendment"), among INSTRUMENTATION LABORATORY S.p.A. (the "Company"), THE BANK OF NEW YORK, as depositary (the "Depositary"), and all Owners and Beneficial Owners from time to time of American Depositary Receipts issued under the Deposit Agreement referred to herein.

W I T N E S S E T H:

        WHEREAS, the Company and the Depositary entered into a Deposit Agreement dated as of October 31, 1996 (the "Deposit Agreement") for the purposes set forth in that agreement; and

        WHEREAS, the Company and the Depositary wish to amend the Deposit Agreement pursuant to Section 6.1 of the Deposit Agreement;

        NOW, THEREFORE, the Company and the Depositary hereby agree as follows:

        1.     Section 6.2 of the Deposit Agreement is hereby amended by replacing the fifth sentence of that Section with the following:

"At any time after the expiration of 90 days from the date of termination, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds."

        2.     Article 21 of the form of Receipt attached as Exhibit A to the Deposit Agreement is hereby amended by replacing the fifth sentences of that Article with the following:

"At any time after the expiration of 90 days from the date of termination, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds."

        3.     The Depositary shall give the Owners notice of this Amendment. The foregoing amendments shall be effective on 30 days after the date of that notice.

        4.     Except for the foregoing amendments, the provisions of the Deposit Agreement that continue to have effect after termination of the Deposit Agreement shall remain in full force and effect.

        5.     This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

        6.     This Amendment may be executed in one or more counterparts, and all those counterparts together shall constitute one original document.

        IN WITNESS WHEREOF, INSTRUMENTATION LABORATORY S.p.A. and THE BANK OF NEW YORK have duly executed this Amendment as of the date first above written.

INSTRUMENTATION LABORATORY S.p.A.
By:
Name:
Title:

THE BANK OF NEW YORK
By:
Name:
Title:

QuickLinks

  Exhibit 3
INSTRUMENTATION LABORATORY S.p.A.
  Annex A